Exhibit 23.2

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr.
Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
F: +1 (949) 222-2289

bakertilly.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.2 to Registration Statement (No. 333-281771) on Form F-1 of our report dated November 14, 2022 relating to our audit of the consolidated financial statements of MEDIROM Healthcare Technologies Inc. as of and for the year ended December 31, 2021, appearing in the Prospectus, which is part of this Amendment No.2 to Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

BAKER TILLY US, LLP

Irvine, California

December 2, 2024

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.